UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2019

Commission File Number	Exact name of registrant as specified in its charter; address of principal executive offices; registrant’s telephone number, including area code	State or Other Jurisdiction of Incorporation	I.R.S. Employer Identification No.
0-49807	Washington Gas Light Company 1000 Maine Ave., SW Washington, D.C. 20024 (703) 750-4440	District of Columbia and Virginia	53-0162882
Former name or former address, if changed since last report: n/a

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company 

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. 

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 18, 2019, the Board of Directors (the “Board”) of Washington Gas Light Company (the “Company”) approved the following officer changes, which changes shall occur on or before December 16, 2019 (the “Effective Date”):

a)	the appointment of Donald “Blue” Jenkins as President of the Company, in which capacity, he will act as the Company’s principal executive officer;

b)
the transition of Adrian Chapman from the role of President and Chief Executive Officer (“CEO”) of the Company to the role of Executive Vice President of the Company with Mr. Chapman’s continued service in the capacity of Executive Vice President of the Company until his retirement, which is expected to occur in February 2020;

c)	the appointment of M. Colleen Starring as Senior Vice President and Chief Operating Officer of the Company; and

d)	the elimination of the office of CEO.

It is acknowledged that Mr. Chapman, concurrent with his transition to the role of Executive Vice President of the Company, will also resign from his position as director on the Board, and, also effective November 18, 2019, the Board has appointed Mr. Jenkins to fill such vacancy when it arises, which is anticipated to be immediately prior to the Effective Date. Mr. Chapman’s retirement is not the result of any disagreement with the Company. The Company selected Mr. Jenkins for this service owing to his experience as a disciplined strategist with a comprehensive understanding of the energy value chain. As a management-director, Mr. Jenkins will not receive additional compensation for his service on the Company’s Board. Other than as set forth herein, the Company is not aware of any arrangements or understandings between Mr. Jenkins and any other person pursuant to which he was selected to serve on the Board and as an officer or any transaction in which Mr. Jenkins has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Jenkins, 47, brings more than two decades of experience in all facets of the energy industry, including executive roles in commercial strategy, business development, trading, information technology and safety. Since November 2018, Mr. Jenkins served as Chief Commercial Officer at EQT Corporation (“EQT”). Before assuming that role, he served as EQT’s Chief Commercial Officer from March 2017, and as Executive Vice President, Commercial at EQT Energy, LLC from May 2014 to February 2017. Prior to EQT, he held multiple executive roles at BP Energy serving as Senior Vice President, North America Gas and Power, and was a key member of BP’s U.S. leadership team. Pursuant to his employment agreement dated November 18, 2019, Mr. Jenkins will have an annual base salary of US$550,000 and will be eligible to participate in the Company’s Short-Term and Long-Term Incentive Programs.

Ms. Starring, 62, has over 40 years of experience in the natural gas utility business. Her career began in 1977 when she joined SEMCO Energy, Inc. (“SEMCO”), now an affiliate of the Company. She has held various senior leadership roles including President, ENSTAR Natural Gas Company in Alaska; Senior Vice President, Utility Operations, AltaGas; and ultimately, President, SEMCO Energy Gas Company in Michigan, a role she has held since 2016. Ms. Starring will have an annual base salary of US$400,000 and will be eligible to participate in the Company’s Short-Term and Long-Term Incentive Programs.

Additionally, on November 18, 2019, Luanne S. Gutermuth, Executive Vice President and Chief Administrative Officer, informed the Company that she intends to retire in February 2020. Ms. Gutermuth’s retirement is not the result of any disagreement with the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Washington Gas Light Company
(Registrant)

November 22, 2019	By:	/s/ Douglas I. Bonawitz
Douglas I. Bonawitz
Senior Vice President, Chief Financial Officer and Treasurer